UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )

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PATHMARK STORES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PATHMARK STORES, INC.
200 Milik Street, Carteret, NJ 07008

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 8, 2006

To the Stockholders of the Company:

The Annual Meeting of Stockholders of PATHMARK STORES, INC. will be held at the corporate headquarters, 200 Milik Street, Carteret, New Jersey 07008, on  Thursday, June 8, 2006, at 10:00 a.m., local eastern time, for the following purposes:

1.                to elect ten directors;

2.                to consider and vote upon the 2006 Executive Incentive Plan for Executive Officers of Pathmark Stores, Inc;

3.                to ratify our selection of Deloitte & Touche LLP as our independent registered public accountants for 2006; and

4.                to transact such other business as properly may be brought before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on  April 28, 2006 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

The Proxy Statement attached to this letter provides you with information about the Annual Meeting of the Company’s stockholders. We encourage you to read the entire Proxy Statement carefully. You may also obtain more information about the Company from documents we have filed with the Securities and Exchange Commission.

Your vote is important regardless of the number of shares of the Company’s common stock you own. Accordingly, you are requested to vote your shares by promptly completing, signing and dating the enclosed proxy card and returning it in the envelope provided, whether or not you plan to attend the Annual Meeting. Alternatively, if your shares are held by a broker and your broker makes the following options available, you may grant a proxy to vote your shares over the Internet or by telephone. Voting by any of these methods available to you will ensure that we can vote your proxy at the Annual Meeting even if you are not there in person.

Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the Annual Meeting.

By Order of the Board of Directors,

Marc A. Strassler
Senior Vice President,
Secretary and General Counsel

May 8, 2006

PATHMARK STORES, INC.
200 Milik Street
Carteret, New Jersey 07008

PROXY STATEMENT

INTRODUCTION

This Proxy Statement is sent to you in connection with the solicitation of proxies by the Board of Directors of Pathmark Stores, Inc., a Delaware corporation, for use at the 2006 Annual Meeting of Stockholders. The meeting will be held at the Company’s headquarters, 200 Milik Street, Carteret, New Jersey 07008, at 10:00 a.m. (local eastern time), on Thursday, June 8, 2006, and any adjournment or postponement thereof. Copies of this Proxy Statement and the accompanying proxy are being mailed to stockholders on or about May 9, 2006.

As used in this Proxy Statement, “Annual Meeting” refers to the meeting described above, “Company” or “Pathmark” refers to Pathmark Stores, Inc., “Board” or “Board of Directors” refers to the Board of Directors of Pathmark, “Common Stock” refers to the Company’s common stock, par value $0.01 per share, and “Record Date” for the Annual Meeting refers to April 28, 2006.

VOTING INFORMATION

Stockholders Who May Vote

Only holders of record of Common Stock at the close of business on the Record Date are entitled to receive notice of and to vote at the Annual Meeting. On the Record Date, there were 52,033,441 shares of Common Stock entitled to vote. Each stockholder shall have one vote per share on all business at the Annual Meeting.

Quorum; Effect of Votes

The presence of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting will constitute a quorum for purposes of the Annual Meeting. Outstanding shares of Common Stock represented by stockholders who duly execute and return proxies on the accompanying proxy card will be treated as being present at the Annual Meeting for purposes of determining a quorum. Abstentions and “broker non-votes” (shares held by a broker, bank or other nominee that does not have authority, either express or discretionary, to vote on a particular matter) will be included in determining the number of shares of Common Stock present at the Annual Meeting for purposes of determining a quorum. A quorum is necessary to hold the Annual Meeting. Once a share of Common Stock is represented at the Annual Meeting, it will be counted for the purpose of determining a quorum at the Annual Meeting and any adjournment or postponement thereof.

The affirmative vote of the holders of a majority of the shares that are represented in person or by proxy at the Annual Meeting and are entitled to vote on the subject matter is required to elect directors, to approve the 2006 Executive Incentive Plan for Executive Officers of Pathmark Stores, Inc. (the “EIP”), to ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accountants, and to approve any other matters properly brought before the Annual Meeting. Shares represented by proxies which are marked “withhold authority” with respect to the election of any one or more nominees as directors, and proxies which are marked to abstain or vote against the ratification of the independent registered public accountants, or to deny discretionary authority on other matters, will have the same effect as if the shares represented thereby were voted against such nominee or nominees, against ratification of the independent public accountants, and against such other matters, respectively. Shares that are subject to broker non-votes are considered not entitled to vote on a particular proposal and will have the effect of a vote neither for nor against such proposal, effectively reducing the number of shares of Common Stock needed to approve such proposal.

The Company knows of no other matters to be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy intend to vote or act with respect to such matters in accordance with their best judgment. The affirmative vote of the holders of the majority of shares represented in person or by proxy at the Annual Meeting and entitled to vote on the subject matter is required for approval of any such other matters that are properly brought before the Annual Meeting.

Householding of Annual Meeting Materials

The Securities and Exchange Commission (the “SEC”) permits registrants to send a mailing containing a single annual report and proxy statement to any household at which two or more stockholders reside if the registrant believes they are members of the same family. The procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces the expense to the Company. The Company has not implemented this householding rule with respect to its record holders; however, a number of brokerage firms have instituted householding which may impact certain beneficial owners of Common Stock. If your family has multiple accounts by which you hold Common Stock, you may have previously received a householding information notification from your broker. Please contact your broker directly if you have any questions regarding householding, require additional copies of this Proxy Statement or the Annual Report, or wish to revoke your decision to household, and thereby receive multiple reports.

Proxy Solicitation

Proxies are being solicited by and on behalf of the Board of Directors. All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of the Company in person or by telephone, facsimile or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding proxy solicitation materials to beneficial owners of Common Stock held of record on the Record Date by such custodians, nominees and fiduciaries, and the Company may reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

Proxy Voting and Revocation of Proxy

You are requested to complete and sign the accompanying proxy and return it promptly in the envelope provided for that purpose. The proxy solicited by this Proxy Statement, if properly completed, signed and received by the Company in time for the Annual Meeting, will be voted in accordance with the instructions it contains. You may revoke your proxy at any time prior to its use at the Annual Meeting by filing written notice of such revocation with the Secretary of the Company at 200 Milik Street, Carteret, New Jersey 07008, by submitting a later dated and properly executed proxy, or by appearing at the Annual Meeting and giving the Secretary notice of your intention to vote in person. Attendance at the Annual Meeting will not in itself constitute revocation of a proxy. If you have instructed your broker to vote your shares of Common Stock, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by your broker to change these instructions. Representatives of Mellon Investor Services will tabulate the votes and act as inspectors of election.

If you return a signed proxy without specific voting instructions, the persons named as your proxies will vote FOR all of the nominees for director and FOR ratification of the independent public accountants and, although the Company does not currently know of any other business to be presented at the meeting, should any other business properly come before the meeting, the persons named as your proxies, to the extent permitted by law, will have discretion to vote and will vote in accordance with their best judgment.

If your shares of Common Stock are held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank or other nominee how to vote your shares of Common Stock using the instructions provided by your broker, bank or other nominee. If you do not provide specific voting instructions to your broker, bank or other nominee, your broker, bank or other nominee may vote your shares of Common Stock on proposals where it has discretionary authority, such as the proposal to elect directors or to ratify the appointment of the Company’s independent public accountants, but not on proposals where it does not have discretionary authority to vote, such as the proposal to approve the EIP.

PROPOSAL 1

ELECTION OF DIRECTORS

At this Annual Meeting, ten directors are to be elected to hold office until the next annual meeting and until their successors are elected and qualified. All director nominees are currently directors of the Company and each has consented to serve as a director until the expiration of his or her term. If any of them should decline or be unable to act as a director, the persons named in the proxy will vote for such substitute nominee or nominees, as may be designated by the Board.

Nominees for the Board of Directors

The following are the nominees for directors of the Company, and a summary of each nominee’s principal occupation, background over the last five years, period of service as a director of the Company, other directorships and age.

Nominee’s Name	Age	Positions and Office	Director of the Company Since
Michael R. Duckworth*	45	Partner at The Yucaipa Companies LLC (“Yucaipa”). Prior to joining Yucaipa in 2004, Mr. Duckworth was Head of West Coast Financial Sponsor Coverage and Leveraged Finance for Merrill Lynch. Prior to Merrill Lynch, Mr. Duckworth was a Managing Director at Bankers Trust/Deutsche Bank Alex, where he maintained a similar emphasis on working with financial sponsors and leveraged finance. He is currently a director of Source Interlink Companies, Inc.	2005
Daniel H. Fitzgerald	53	Partner in Pinewood Capital Partners, a hedge fund, since January 2004. From 1996 to 2000, Mr. Fitzgerald was a Managing Director at Gleacher Natwest, an investment bank, where he was head of its High Yield Bond Department.	2000

Bruce Hartman	52	Executive Vice President and Chief Financial Officer of Cushman & Wakefield, Inc., a real estate services firm, since April 2006. Executive Vice President and Chief Financial Officer of Foot Locker, Inc., an athletic footwear and apparel retailing company, from April 2002 until November 2005. Senior Vice President and Chief Financial Officer of Foot Locker, Inc. prior thereto.	2004
David R. Jessick*	52	Chairman (non-executive) of the Board since November 2005. Consultant to the chief executive and senior financial staff at Rite Aid Corporation (“Rite Aid”), a national retail drugstore chain, where he previously served as a Senior Executive Vice President and Chief Administrative Officer, from July 2002 to February 2005. Senior Executive Vice President and Chief Administrative Officer of Rite Aid from December 1999 to June 2002. He is also a director of World Kitchen, Inc., Pinnacle Foods Group, Inc., Dollar Financial Corp., Source Interlink Companies, Inc. and Big Five Sporting Goods Corp.	2005
Larry R. Katzen	60	Business entrepreneur and consultant since 2002. Managing Partner, Great Plains Region, Arthur Andersen, 1998-2002. Managing Partner, St. Louis office, Arthur Andersen, 1993-2002. Partner, Arthur Andersen, 1978-2002. He is also a director of Kellwood Company.	2005
Gregory Mays*	59	From February 1999 to present, Mr. Mays has been a consultant and private investor. In addition, Mr. Mays currently serves as a director and Chief Financial Officer of Simon Worldwide, Inc. Through his career, Mr. Mays has held numerous executive and financial positions primarily in the supermarket industry, most recently as Executive Vice President of Ralphs Grocery Company and Food for Less Inc., from 1992 to 1999. Prior to that, Mr. Mays was Chief Executive Officer and President of Almacs’ Supermarkets. He is also a director of Source Interlink Companies, Inc.	2005
Sarah E. Nash	52	Vice Chairman and Managing Director of Investment Banking at J.P. Morgan Chase & Co. until her retirement in 2005. She is also a director of Merrimack Pharmaceuticals, Inc.	2005

John T. Standley	43	Chief Executive Officer of the Company since August 2005. Mr. Standley previously served as Senior Executive Vice President and Chief Administrative Officer of Rite Aid from June 2002 until August 2005 and, in addition, Chief Financial Officer of Rite Aid from January 2004 until August 2005. Prior thereto, he served as Senior Executive Vice President and Chief Financial Officer of Rite Aid.	2005
Ira Tochner*	44	Partner at Yucaipa. Prior to joining Yucaipa in 1990, Mr. Tochner was a manager in the audit division of Arthur Andersen & Co. He is also a director of TDS Logistics, Inc., Ceiva Logic, Inc., Simon Worldwide, Inc. and Aloha Airlines	2005
John J. Zillmer	50	Chief Executive Officer and Chairman of the Board of Allied Waste Industries, Inc., a leading waste services company. Prior to joining Allied Waste, Mr. Zillmer served in various senior level positions with ARAMARK Corporation between December 1986 and January 2004, most recently as Executive Vice President of ARAMARK Corporation and President of ARAMARK’S Food and Support Services Group. He also serves as a director of United Stationers, Inc.	2005

*                    Nominee proposed by Yucaipa pursuant to the Stockholders’ Agreement (discussed below).

Board Recommendation

The Board unanimously recommends a vote FOR the election of the above nominees as directors of the Company.

INFORMATION ABOUT OUR BOARD OF DIRECTORS

General

Our Board of Directors oversees our business and affairs and monitors the performance of management. Our directors are elected annually and hold office for a period of one year or until their successors are duly elected and qualified. Our Board has made a determination that each director and nominee for director, except for Messrs. Duckworth, Standley and Tochner, meets the definition of “independent director” as that term is defined in the Nasdaq Marketplace Rules.

There are no family relationships among our directors or executive officers. There are no material proceedings to which any of our directors, nominees or executive officers, or any of their respective associates, is a party adverse to, or has a material interest adverse to, the Company or any of its subsidiaries.

Board Committees and Meetings

During the fiscal year ended January 28, 2006, our Board of Directors and the various committees held the following number of meetings: Board of Directors—24; Audit Committee—11; Compensation Committee—4; and the Corporate Governance Committee—1. All but one of our directors attended at least 75% of the meetings of the Board and Committees on which they served in 2005. John Zillmer, who joined the Board on November 30, 2005, attended both Board meetings held in 2005 after he joined the Board, but missed one committee meeting.

Policy on Attendance at Annual Meeting of Stockholders

The Company does not have a stated policy, but encourages its directors to attend each annual meeting of stockholders. At last year’s annual meeting of stockholders, held on November 30, 2005, all but one of the then-current directors were present and in attendance.

The Board has three standing committees: the Audit Committee, the Compensation Committee and the Corporate Governance Committee.

Audit Committee

The Audit Committee: (1) oversees financial and operational matters involving accounting, internal and independent auditing, internal controls and financial reporting; (2) reviews areas of potential significant financial risk to the Company; (3) is directly responsible for the appointment, termination, compensation and oversight of the work of the independent accounting firm, and monitors and reviews the independence and performance of the independent accounting firm; and (4) provides an avenue of communication among the independent accountants, management, the internal auditing functions and the Board of Directors.

The members of the Audit Committee are Bruce Hartman, who serves as Chairman, David Jessick and Larry Katzen. Our Board of Directors has made a determination that each of Messrs. Hartman, Jessick and Katzen (i) is an “independent director” as that term is defined by Nasdaq Marketplace Rules, and (ii) satisfies Nasdaq Marketplace Rules relating to financial literacy and experience. In addition, the Board of Directors has determined, in its judgment, that each member of the Audit Committee is independent within the meaning of Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Board has also determined that Messrs. Hartman, Jessick and Katzen are each an “audit committee financial expert” as such term is defined in the Exchange Act. The Audit Committee operates pursuant to a charter which is attached as Appendix A hereto.

Compensation Committee

The Compensation Committee approves the policies and oversees the practices of the Company with respect to the compensation made available to the Company’s management so as to enable the Company to attract and retain high quality leadership in a manner consistent with the stated compensation strategy of the Company, internal equity considerations and competitive practice. The Committee also administers the Company’s 2000 Employee Equity Plan (the “EEP”). The Board has determined that each member of the Compensation Committee is independent under the Nasdaq Marketplace Rules. The members of the Compensation Committee are Gregory Mays, who serves as Chairman, Bruce Hartman and John Zillmer.

Compensation Committee Interlocks and Insider Participation

No member of the Company’s Compensation Committee is a current or former officer or employee of the Company. In addition, there are no compensation committee interlocks between Pathmark and other entities involving Pathmark executive officers and members of the Board who serve as executive officers of such other entities.

Corporate Governance Committee

The Corporate Governance Committee makes recommendations to the Board of Directors concerning the selection, qualification and compensation of members of the Board and its committees, as well as the size and composition of the Board and its committees. The Committee also periodically reviews and reports to the Board on a periodic basis with regard to matters of corporate governance. The Board has determined that committee members meet the independence requirements of the Nasdaq Marketplace Rules. The Committee operates pursuant to a Charter which is attached as Appendix B to the Company’s Annual Proxy Statement dated May 5, 2004. The members of the Corporate Governance Committee are Daniel Fitzgerald, who serves as Chairman, David Jessick and Sarah Nash.

Selection of Nominees for Election to the Board

The Corporate Governance Committee considers potential nominees for Board membership suggested by its members and other Board members, as well as by members of management and stockholders.

The Corporate Governance Committee considers properly submitted stockholder nominations for candidates for the Board. If any materials are provided by a stockholder in connection with the nomination of a director candidate, the materials are forwarded to the Corporate Governance Committee. Stockholders who wish to submit nominees for election at an annual or special meeting of stockholders should follow the procedures described on page 30. The Corporate Governance Committee applies the same standards in considering candidates submitted by stockholders as it does in considering candidates submitted by members of the Board, management or a search firm. The Corporate Governance Committee evaluates prospective nominees to determine, at a minimum:

•       the relevance of the prospective nominee’s experience to the business and objectives of the Company;

•       the prospective nominee’s independence from conflicts of interest and from actual or potential economic relationships with the Company; and

•       the prospective nominee’s availability to attend regularly scheduled Board meetings and to devote appropriate amounts of time to preparation for such meetings.

The Corporate Governance Committee also considers other relevant factors as it deems appropriate, including the current composition of the Board and the need for financial and accounting expertise. The

Corporate Governance Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Corporate Governance Committee.

Stockholders’ Agreement.   The Company and certain investment funds (the “Investors”) affiliated with Yucaipa entered into an Amended and Restated Stockholders’ Agreement, dated as of November 30, 2005 (the “Stockholders’ Agreement”), amending and restating the Stockholders’ Agreement, dated as of June 9, 2005, among the Company and the Investors. Under the terms of the Stockholders’ Agreement, the Board of Directors consists of five independent directors (the “Independent Directors”) and four directors designated by the Investors (the “Investor Designated Directors”) and there may be (and currently is) one additional director who is the Chief Executive Officer. The Independent Directors have the right to nominate their successors and the Investors have the right to designate, and the Board is obligated to nominate and recommend the election of, (i) so long as the Investors beneficially own 30% or more of the Common Stock, a number of Investor Designated Directors that is one less than the authorized number of Independent Directors; (ii) so long as the Investors beneficially own less than 30% but 20% or more of the Common Stock, a number of Investor Designated Directors that is two less than the authorized number of Independent Directors; and (iii) so long as the investors beneficially own less than 20% but 10% or more of the Common Stock, a number of Investor Designated Directors that is three less than the authorized number of Independent Directors. In the event that, at any time, the number of Investor Designated Directors then in office exceeds the number set forth in the preceding sentence, at the request of the majority of the Independent Directors then in office, an appropriate number of Investor Designated Directors must resign from office. In the event the Investors beneficially own less than 10% of the Common Stock, the Investors will have no right to designate any director, and, at the request of a majority of the Independent Directors then in office, must cause any Investor Designated Directors then in office to resign immediately upon such event. The current Investor Designated Directors are Messrs. Duckworth, Jessick, Mays and Tochner.

In any election of directors at a meeting of the stockholders of the Company, the Investors have agreed in the Stockholders’ Agreement to cause all shares of Common Stock held by them to be represented at such meeting either in person or by proxy, and to vote their shares for all nominees nominated by the Independent Directors in proportion to the votes cast by the holders (other than the Investors) of shares of Common Stock. The Investors may, in their discretion, vote a greater number of shares held by them in excess of such proportion in favor of the nominees nominated by the Independent Directors.

Board Compensation and Benefits

Retainer and Fees.   Non-employee directors receive retainers based on an annualized rate of $50,000 a year. Directors also receive $2,500 for each Board or business meeting attended ($1,250 for a telephonic meeting) and $2,000 for each committee or business meeting attended ($1,000 for a telephonic meeting). In addition, non-employee directors also receive a retainer of $5,000 per year for serving as Chairman of either the Compensation or Corporate Governance Committee and $10,000 for serving as Chairman of the Audit Committee. The non-executive Chairman of the Board receives an additional retainer of $50,000 per year. Additionally, non-employee directors are also reimbursed for out-of-pocket traveling expenses incurred while attending Board, committee or business meetings.

Options.   Each member of the Board who has not been an employee of the Company or any of its subsidiaries for at least one year prior to the date of grant and is considered “independent” under the Nasdaq Marketplace Rules automatically receives a non-qualified option to purchase (i) 15,000 shares of Common Stock on the date that the non-employee director is initially elected or appointed to the Board, and (ii) 5,000 shares of Common Stock on the date of each Annual Meeting of Stockholders, pursuant to the 2000 Non-Employee Directors Equity Plan (the “Directors Plan”). The option price for each option granted is the fair market value of the Common Stock on the date of grant. Options are generally exercisable twelve months from the date of grant (subject to vesting and the individual serving as director for the duration of that period), vest in three equal annual installments beginning on the first anniversary of the grant date, and expire five years after the date of grant (subject to earlier termination if the director ceases to serve as a director).

Stockholder Communications with the Board of Directors

Any stockholder may send written correspondence to the Board, a committee of the Board, the non-management directors, or any individual director in his/her capacity as such.

The correspondence should be sent to the attention of the General Counsel and include the following information: the name, mailing address and telephone number of the stockholder sending the communication, the number of shares of Common Stock owned by the stockholder and, if the stockholder is not the record owner of the shares of Common Stock, the name of the record owner.

The General Counsel will forward correspondence which is not more suitably directed to management to the Board, committee or individual director(s), as appropriate. The General Counsel will log all correspondence not forwarded to the Board, committee or individuals, and will make such log available to the Board.

Certain Relationships and Related Transactions

Pursuant to the Management Services Agreement, dated as of March 23, 2005, between Yucaipa and the Company, Yucaipa provides certain business and financial advice and management services to Pathmark in connection with the operation of its business. For such services, Pathmark has agreed to pay Yucaipa an annual fee of $3 million and reimburse Yucaipa for expenses of up to $500,000 per annum. Subject to certain early termination provisions, the term of the Management Services Agreement is for five years, subject to automatic renewal at the end of the fifth year for successive one-year terms until terminated. Upon termination during the initial five-year term, Pathmark is required to pay to Yucaipa a cash termination fee of $10 million in the event of a termination of the Management Services Agreement by Pathmark (upon 90 days’ notice to Yucaipa), by Yucaipa (as a result of a breach or failure to pay by Pathmark) or by Pathmark or Yucaipa (if there is a change of control of Pathmark or a sale of all or substantially all of the assets or capital stock of Pathmark). Thereafter, upon termination, Pathmark is required to pay Yucaipa the unpaid portion of the $3 million annual management fee payable in respect of the then current one-year term. Messrs. Duckworth and Tochner, members of the Company’s Board of Directors, are partners in Yucaipa.

Pathmark has had transactions in the normal course of business with various other organizations, including certain organizations whose directors are also directors of the Company. Additionally, Kenneth Martindale, one of our Co-Presidents, is a director and, prior to joining the Company in January 2006, was the Chief Executive Officer of an organization that provides internet auction services to the Company. Fees for said services in 2005 totaled approximately $160,000. The amounts in the above described transactions have not been material in relation to Pathmark’s business, and it is believed that these amounts have not been material in relation to the businesses of the other organizations. Additionally, it is believed that these transactions have been on terms no less favorable to the Company than if they had been entered into with disinterested parties. It is anticipated that these transactions with such other organizations will continue in the future.

SECURITY OWNERSHIP OF MANAGEMENT

The table below sets forth information regarding beneficial ownership of our Common Stock by (1) each of our directors and nominees for director, (2) the five executive officers as of January 28, 2006 and two former executive officers who left the Company during 2005 who are named in the Summary Compensation Table below, and (3) all of our directors and executive officers as a group. Information is presented as of April 28, 2006 except where otherwise noted.

For purposes of this table, the number of shares of Common Stock beneficially owned by each person includes (a) shares of Common Stock owned directly or indirectly, (b) shares of Common Stock subject to options held by the person that are currently exercisable or will become exercisable within 60 days from April 28, 2006, and (c) shares of Common Stock that the person would have the right to acquire upon vesting of restricted stock units within 60 days from April 28, 2006.

Except as indicated in the footnotes to this table, the persons in the following table have sole voting and investment power with respect to all shares listed as beneficially owned by them:

			Restricted	Total
Name of	Common	Exercisable	Stock	Beneficially
Beneficial Owner	Shares	Options	Units	Owned(a)
Michael R. Duckworth	—	—	—	—
Daniel H. Fitzgerald	5,000	27,000	—	32,000
Harvey M. Gutman	2,984	155,715	300	158,999
Bruce L. Hartman	—	15,000	—	15,000
David R. Jessick	—	—	—	—
Robert J. Joyce	600	368,125	625	369,350
Larry R. Katzen	—	—	—	—
Mark C. Kramer	1,316	75,125	625	77,066
Gregory Mays	—	—	—	—
Sarah E. Nash	—	—	—	—
Eileen R. Scott(b)	21,050	350,000	—	371,051
John T. Standley(c)	467,001	—	—	467,001
Ira Tochner	—	—	—	—
Frank G. Vitrano(d)	105,817	756,250	1,250	863,317
Herbert A. Whitney(e)	2,523	242,500	—	245,023
John J. Zillmer	—	—	—	—
All Directors And Executive Officers As A Group (20 Persons)(f)	803,765	2,355,140	4,025	3,162,930

(a)           All holdings represent less than 1% of the outstanding shares of Common Stock, except for (i) the 863,317 shares of Common Stock beneficially owned by Mr. Vitrano, and (ii) the shares of Common Stock beneficially owned by the directors and executive officers as a group, which represent 1.7% and 6.1%, respectively, of the shares of Common Stock outstanding as of April 28, 2006.

(b)          Ms. Scott ceased to be the Chief Executive Officer on August 23, 2005.

(c)           Shares of Common Stock held by Mr. Standley include 416,500 shares of unvested restricted stock as to which he has sole voting power, but as to which investment power will vest quarterly on a pro rata basis through August 29, 2008.

(d)          Shares of Common Stock held by Mr. Vitrano include 91,300 shares of unvested restricted stock as to which he has sole voting power, but as to which investment power will vest quarterly on a pro rata basis through December 22, 2008. The number of shares of Common Stock held also includes 4,000 shares owned beneficially by Mr. Vitrano’s wife and 202 shares of Common Stock which Mr. Vitrano has a right to acquire upon the exercise of 202 warrants, at an exercise price of $22.31 per share.

(e)           Amounts shown for Mr. Whitney reflect his holdings as of December 17, 2005, the date his employment with the Company ended.

(f)             Shares of Common Stock held include 691,126 shares of unvested restricted stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Management of the Company knows of no person, except as set forth below, who is the beneficial owner of more than 5% of the Company’s issued and outstanding Common Stock as of April 28, 2006.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percentage of Ownership
Yucaipa Group	30,060,100	(a)	48.4%
FMR Corp.	4,454,925	(b)	8.4%

(a)           Information regarding the Yucaipa Group (defined below) is based on information disclosed in the Schedule 13D filed on June 20, 2005 by (i) Ronald W. Burkle, (ii) Yucaipa Corporate Initiatives Fund I, LLC, a Delaware limited liability company (“YCI LLC”), (iii) Yucaipa Corporate Initiatives Fund I, LP, a Delaware limited partnership (“YCI” and, together with YCI LLC, the “YCI Parties”), (iv) Yucaipa American Management, LLC, a Delaware limited liability company (“Yucaipa American”), (v) Yucaipa American Funds, LLC, a Delaware limited liability company (“Yucaipa American Funds”), (vi) Yucaipa American Alliance Fund I, LLC, a Delaware limited liability company (“YAAF LLC”), (vii) Yucaipa American Alliance Fund I, LP, a Delaware limited partnership (“YAAF”), and (viii) Yucaipa American Alliance (Parallel) Fund I, LP, a Delaware limited partnership (“YAAF Parallel” and, together with Yucaipa American, Yucaipa American Funds, YAAF LLC and YAAF, the “YAAF Parties” and, together with Mr. Burkle, the YCI Parties and each of the other YAAF Parties, the “Yucaipa Group”) (the “Yucaipa 13D”). Mr. Burkle is the managing member of YCI LLC, which is the general partner of YCI. Mr. Burkle is also the managing member of Yucaipa American, which is the managing member of Yucaipa American Funds, which is the managing member of YAAF LLC, which, in turn, is the general partner of YAAF. The Yucaipa 13D indicates that, at the date of filing, (i) YCI is the direct beneficial owner of 10,346,652 shares of Common Stock, comprising 6,884,000 shares of Common Stock and Series A Warrants to purchase 3,462,652 shares of Common Stock, (ii) YAAF is the direct beneficial owner of 9,856,774 shares of Common Stock, comprising 6,558,100 shares of Common Stock and Series A Warrants to purchase 3,298,674 shares of Common Stock, and (iii) YAAF Parallel is the direct beneficial owner of 9,856,674 shares of Common Stock, comprising 6,558,000 shares of Common Stock and Series A Warrants to purchase 3,298,674 shares of Common Stock. By virtue of the relationships described above, each of the other members of the Yucaipa Group may be deemed to share beneficial ownership of the shares of Common Stock directly beneficially owned by YCI, YAAF and YAAF Parallel. Each such member disclaims such beneficial ownership. The address for each member of the Yucaipa Group is c/o The Yucaipa Companies LLC, 9130 W. Sunset Boulevard, Los Angeles, California 90069.

(b)          FMR Corp. (“FMR”) and Edward C. Johnson, 3d, Chairman of FMR, filed an amended Schedule 13G/A with the SEC on February 14, 2006 to report that they were the beneficial owners of 4,454,925 (including 946,160 warrants) shares of Common Stock as of December 31, 2005. FMR has sole power to vote or direct the vote with respect to 461,892 of such shares. FMR and Mr. Johnson had sole power to dispose or to direct the disposition of 4,454,925 shares. FMR is the parent to various subsidiaries that are the beneficial owners of Common Stock, including Fidelity Management & Research Company, which serves as an investment advisor to various investment companies, and Fidelity Management Trust Company, an institutional investment manager, as well as Fidelity International Limited, an investment advisor to a number of non-U.S. investment companies and institutional investors. The address for FMR is 82 Devonshire Street, Boston, MA 02109.

Possible Change in Control

On March 23, 2005, Pathmark, Yucaipa and the Investors entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) pursuant to which the Investors agreed to invest $150 million in Pathmark. On June 9, 2005, pursuant to the terms of the Stock Purchase Agreement, the Investors purchased 20,000,000 newly-issued shares of Common Stock, Series A warrants to purchase 10,060,000 shares of Common Stock and Series B warrants to purchase 15,046,350 shares of Common Stock. The 20,000,000 shares represent approximately 40% of the outstanding shares of Common Stock. The Series A warrants (if exercised) would represent approximately a further 9.9% of the outstanding shares of Common Stock, have an exercise price of $8.50 per share and have a three-year term. The Series B warrants (if exercised) would represent an additional 10.0% (approximately) of the outstanding shares of Common Stock. The Series B Warrants have an exercise price of $15.00 per share and have a ten-year term, but will not become exercisable until certain conditions are satisfied.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the directors and executive officers of the Company to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock, and to furnish the Company with all such filings. Based solely on a review of these filings, the Company believes all such filings were timely made.

Code of Ethics

The Company has adopted a Code of Business Conduct that applies to its employees, officers and directors, including the principal executive officer, the principal financial officer and the principal accounting officer. Our Code of Business Conduct is available, free of charge, upon written request to the Corporate Secretary, Pathmark Stores, Inc., 200 Milik Street, Carteret, New Jersey 07008 (telephone: (732) 499-3000).

EXECUTIVE COMPENSATION

The following table sets forth the cash and non-cash compensation paid by the Company during the fiscal years ended January 28, 2006, January 29, 2005 and January 31, 2004 (i) to each person who served as the Company’s Chief Executive Officer in 2005; (ii) to the four highest paid executive officers of the Company, other than the Company’s Chief Executive Officer, who were serving as executive officers at the end of 2005, and (iii) to an executive officer who left the Company during 2005 (collectively, the “named executive officers”).

Summary Compensation Table

					Long Term
		Annual Compensation			Compensation Awards
Name and Principal Position		Salary ($)	Bonus ($)(a)	Other Annual Compensation($)(b)	Restricted Stock Awards($)(c)	Securities Underlying Options/SARs(#)	All Other Compensation ($)(d)
John T. Standley(e)	2005	380,769	335,000	25,881	5,445,000	1,500,000	297,283
Chief Executive Officer
Frank G. Vitrano	2005	539,625	—	—	1,069,300	625,000	6,356
President and Chief	2004	518,750	—	—	—	—	6,222
Financial Officer	2003	500,000	75,000	—	—	—	5,712
Robert J. Joyce	2005	287,125	—	—	22,150	12,500	6,327
Executive Vice President—	2004	277,275	—	—	—	—	6,181
Human Resources	2003	266,825	24,014	—	—	—	5,876
Mark C. Kramer	2005	244,750	—	—	22,150	12,500	6,361
Executive Vice President—	2004	228,000	—	—	—	—	6,302
Store Operations	2003	177,342	11,412	—	—	—	5,320
Harvey M. Gutman(f)	2005	253,550	—	—	10,632	6,000	6,321
Senior Vice President—	2004	246,000	—	—	—	—	6,118
Retail Development	2003	233,141	15,737	—	—	—	5,888
Eileen R. Scott(g)	2005	400,789	—	—	70,880	40,000	1,302,325
Former Chief Executive	2004	587,500	—	—	—	—	6,294
Officer	2003	550,000	99,000	—	—	—	5,683
Herbert A. Whitney(h)	2005	255,625	—	—	22,150	12,500	701,441
Former Executive	2004	265,060	—	—	—	—	6,207
Vice President	2003	245,430	22,088	—	—	—	5,922

(a)              Amounts in this column represent payments made pursuant to the Company’s Executive Incentive Plan (“Bonus Plan”) except for Mr. Standley, whose employment agreement provided for a bonus to be paid to him within his first thirty days at the Company.

(b)             For Mr. Standley, represents tax reimbursement payments of $25,881 related to reimbursement of temporary housing and other expenses in connection with his relocation.

(c)              Represents the grant of: 500,000 shares of restricted Common Stock for Mr. Standley on August 29, 2005; 600,000 shares of restricted Common Stock on December 22, 2005, and a restricted stock unit representing 5,000 shares of Common Stock on June 9, 2005 for Mr. Vitrano; a restricted stock unit representing 2,500 shares of Common Stock for each of Messrs. Joyce, Kramer and Whitney on June 9, 2005; a restricted stock unit representing 1,200 shares of Common Stock for Mr. Gutman, and a restricted stock unit representing 8,000 shares of Common Stock for Ms. Scott on June 9, 2005. The restrictions on all of the shares of restricted stock and the restricted stock units referred to above lapse and the shares vest as follows, provided that the executive remains employed by the Company from the date of grant through the applicable vesting date: for Mr. Standley, in 12 equal quarterly increments beginning November 29, 2005; for Mr. Vitrano, in 12 equal quarterly increments beginning March 22, 2006 with respect to 100,000 shares of restricted Common Stock and in annual increments of 25% with respect to the restricted stock unit representing 5,000 shares of Common Stock; for Messrs. Joyce, Kramer and Gutman, in annual increments of 25%. For Ms. Scott and Mr. Whitney, the vesting of their respective restricted stock units was accelerated to their last day of employment pursuant to their respective separation agreements. Holders of shares of restricted Common Stock have voting and dividend rights with respect to their restricted shares. Holders of restricted stock units have neither voting nor dividend rights. The Company did not pay any dividends in 2005 and does not expect to pay any in the near future.

At January 28, 2006, the named executive officers held the total number of shares of unvested restricted Common Stock or restricted stock units indicated in the following chart. The year-end value of the total number of unvested restricted shares and restricted stock units, as indicated below, is based on the closing price of Common Stock on January 27, 2006 ($11.04), the last business day prior to the end of the fiscal year:

	Total Restricted Shares
Name of Executive Officer	(Units) At Year-End	Year-End Value($)
John T. Standley	458,150	5,057,976
Frank G. Vitrano	105,000	1,159,200
Robert J. Joyce	2,500	27,600
Mark C. Kramer	2,500	27,600
Harvey M. Gutman	1,200	13,248
Eileen R. Scott	0	0
Herbert A. Whitney	0	0

(d)             For Mr. Standley, represents (i) the amount credited to an individual deferred compensation account established for him on the effective date of his employment agreement of $200,000; (ii) payments of $47,283 related to reimbursement of temporary housing and other expenses in connection with his relocation to New Jersey, and (iii) a payment of $50,000 in legal fees in connection with the negotiation of his employment agreement.

For Mr. Vitrano, represents in 2005 $6,356 of the Company’s matching contribution under its 401(k) Savings Plan (the “Savings Plan”); in 2004, $6,222 of the Company’s matching contribution under the Savings Plan, and in 2003, $5,712 of the Company’s matching contribution under the Savings Plan.

For Mr. Joyce, represents in 2005 $6,327 of the Company’s matching contribution under the Savings Plan; in 2004, $6,181 of the Company’s matching contribution under the Savings Plan, and in 2003, the Company’s matching contribution under the Savings Plan.

For Mr. Kramer, represents in 2005 $6,361 of the Company’s matching contribution under the Savings Plan; in 2004, $6,302 of the Company’s matching contribution under the Savings Plan, and in 2003, $5,320 of the Company’s matching contribution under the Savings Plan.

For Mr. Gutman, represents in 2005 $6,321 of the Company’s matching contribution under the Savings Plan; in 2004, $6,118 of the Company’s matching contribution under the Savings Plan, and in 2003, $5,888 of the Company’s matching contribution under the Savings Plan.

For Ms. Scott, represents in 2005 the severance payment due her over the two-year period beginning on her last day of employment with the Company ($1,267,000), legal fees in connection with her separation agreement of $10,000, $20,756 in value for the transfer of ownership to Ms. Scott of her Company car, and matching contributions under the Savings Plan of $4,569; in 2004, $6,294 of the Company’s matching contribution under the Savings Plan, and in 2003, $5,683 of the Company’s matching contribution under the Savings Plan.

For Mr. Whitney, represents in 2005 severance pay due him over the two-year period beginning on his last day of employment with the Company ($676,000), legal fees of $2,250 in connection with his separation agreement, $17,490 in value for the transfer of ownership to him of his Company car, matching contributions under the Savings Plan of $5,521; for 2004, $6,207 of the Company’s matching contribution under the Savings Plan, and in 2003, $5,922 of the Company’s matching contribution under the Savings Plan.

(e)              Mr. Standley became Chief Executive Officer on August 29, 2005.

(f)               Mr. Gutman retired on April 8, 2006.

(g)              Ms. Scott’s employment as Chief Executive Officer of the Company ended effective August 23, 2005.

(h)             Mr. Whitney’s employment with the Company ended effective December 17, 2005

Option Grants in the Last Fiscal Year

	Number of
	Securities	Percent of Total
	Underlying	Options Granted
	Options	To Employees In	Exercise	Expiration	Grant Date
Name	Granted(#)(a)	Fiscal Year	Price($/Sh)(b)	Date	Present Value($)(c)
John T. Standley	1,500,000	52.9	10.39	8/23/15	8,640,000
Frank G. Vitrano	25,000	0.9	8.60	6/9/15	121,000
	600,000	21.2	10.13	12/22/15	3,234,000
Robert J. Joyce	12,500	0.4	8.60	6/9/15	60,500
Mark C. Kramer	12,500	0.4	8.60	6/9/15	60,500
Harvey M. Gutman	6,000	0.2	8.60	6/9/15	29,040
Eileen R. Scott(d)	40,000	1.4	8.60	6/9/15	193,600
Herbert A. Whitney(d)	12,500	0.4	8.60	6/9/15	60,500

(a)           During 2005, the Compensation Committee granted stock options to the named executive officers under the EEP, except for Mr. Standley whose stock options were not granted under the EEP and were approved by a majority of the independent directors. Options expire ten years from the date of grant and vest ratably over a four-year period beginning on the first anniversary of the date of grant, except that Mr. Standley’s options and Mr. Vitrano’s options that expire on 12/22/15 vest ratably over a three-year period beginning on the first anniversary of the date of grant.

(b)          All options have an exercise price equal to the fair market value on the date of grant.

(c)           The hypothetical present values on the grant date were calculated under the Black-Scholes option pricing model, which is a mathematical formula used to value options traded on stock exchanges. The formula considers a number of assumptions in calculating an option’s present value. The following factors and assumptions were used :

		Expected	Risk Free
	Option and	Life of	Rate of	Dividend
Grant Date	Market Price	Option	Return	Yield	Volatility
6/9/05	$8.60	6.25 years	3.77%	0%	54.7%
8/23/05	$10.39	6 years	4.06%	0%	54.3%
12/22/05	$10.13	6 years	4.34%	0%	50.4%

The ultimate realizable value of an option will depend on the actual market value of the Common Stock on the date of exercise as compared to the exercise price of the option. Consequently, there is no assurance that the hypothetical present value of the stock options reflected in this table will be realized.

(d)          In connection with the termination of Ms. Scott’s and Mr. Whitney’s employment, the vesting of this stock option grant was accelerated so that each executive was eligible to exercise these shares during the two-year period ending on the second anniversary of their respective dates of termination.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION/SAR VALUES

					Value of Unexercised
			Number of Securities		In-The-Money
	Shares	Value	Underlying Unexercised		Options/SARs
	Acquired On	Realized	Options/SARs at FY-end(#)		at FY-end($)(b)
Name	Exercise(#)	($)(a)	Exercisable	Unexercisable	Exercisable	Unexercisable
John T. Standley	0	0	0	1,500,000	0	975,000
Frank G. Vitrano	100,000	723,600	750,000	625,000	2,516,000	607,000
Robert J. Joyce	40,000	249,186	365,000	12,500	255,600	30,500
Mark C. Kramer	30,000	190,320	72,000	12,500	0	30,500
Harvey M. Gutman	20,000	147,000	154,215	6,000	383,400	14,640
Eileen R. Scott	540,000	2,485,150	350,000	0	0	N/A
Herbert A. Whitney	30,000	196,350	242,500	0	350,000	N/A

(a)           Represents the difference between the exercise price and the fair market value determined on the date of exercise.

(b)          Values were calculated by subtracting the exercise price of the option from the closing market price of a share of Common Stock at January 27, 2006 ($11.04), and multiplying the result by the respective number of shares relating to in-the-money options.

Pension Plans

Pension benefits are provided to all nonunion employees (including executive officers) of the Company under the Pathmark Stores, Inc. Pension Plan, a qualified defined benefit pension plan (the “Qualified Plan”), and, with the exception of Mr. Standley, the Pathmark Stores, Inc. Excess Benefit Plan adopted in 1987 (the “Excess Benefit Plan”). The Qualified Plan is non-contributory and provides for normal retirement at age 65 while permitting earlier retirement (subject to a reduced pension) in certain cases. The retirement benefit for individuals with 30 years of credited service is 40% of the individual’s average compensation during his or her highest five compensation years in the last ten years before retirement, less one-half of the social security benefit received. The retirement benefit is reduced by 3.33% for every year of credited service less than 30. Covered compensation under the Qualified Plan includes all cash compensation subject to withholding, other than cash awards under the EEP, plus amounts deferred under the Savings Plan pursuant to Section 401(k) of the Internal Revenue Code of 1986 (the “Code”), as amended, but excluding amounts in respect of the Company’s matching contribution under the Savings Plan and as to individuals identified in the Summary Compensation Table, would be the amount set forth in that table under the headings “Salary” and “Bonus”. The following table shows the estimated annual benefits an individual would be entitled to receive if normal retirement at age 65 occurred in January 2006 after the indicated number of years of covered employment and if the average of the participant’s covered compensation for the five years out of the last ten years of such employment yielding the highest such average equaled the amounts indicated. The estimated annual benefits are based on the assumption that the individual will receive retirement benefits in the form of a single-life annuity (married participants may elect a joint survivorship option) and are before applicable deductions for social security benefits in effect as of January 2006. The estimated annual benefits are subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, and the Code, which impose maximum benefits which may be paid under the Qualified Plan. Where the benefit exceeded the maximum, the Qualified Plan would pay such maximum and the balance would be paid directly by the Company pursuant to the Excess Benefit Plan. A participant’s benefits under the Excess Benefit Plan are paid by the Company under the same circumstances, in the same form and on the same terms as the participant’s retirement benefit under the Qualified Plan. As of December 31, 2005, the following individuals had the number of years of credited service indicated after their names: Mr. Standley, 0.3; Mr. Vitrano, 28.2; Mr. Joyce, 30; Mr. Kramer, 28.3; Mr. Gutman, 29.8; Ms. Scott, 30, and Mr. Whitney, 30.

Pension Plan Table

	Years of Service
Final Average Pay	10	15	20	25	30 or More
250,000	33,333	50,000	66,667	83,333	100,000
300,000	40,000	60,000	80,000	100,000	120,000
350,000	46,667	70,000	93,333	116,667	140,000
400,000	53,333	80,000	106,667	133,333	160,000
450,000	60,000	90,000	120,000	150,000	180,000
500,000	66,667	100,000	133,333	166,667	200,000
550,000	73,333	110,000	146,667	183,333	220,000
600,000	80,000	120,000	160,000	200,000	240,000
650,000	86,667	130,000	173,333	216,667	260,000
700,000	93,333	140,000	186,667	233,333	280,000
750,000	100,000	150,000	200,000	250,000	300,000
800,000	106,667	160,000	213,334	266,668	320,000
850,000	113,333	170,000	226,666	283,333	340,000
900,000	120,000	180,000	240,000	300,000	360,000
950,000	126,667	190,000	253,334	316,668	380,000
1,000,000	133,334	200,000	266,668	333,335	400,000
1,100,000	146,666	220,000	293,332	366,665	440,000
1,200,000	160,000	240,000	320,000	400,000	480,000
1,300,000	173,334	260,000	346,668	433,335	520,000
1,400,000	186,666	280,000	373,332	466,665	560,000

Compensation Plans and Arrangements

Supplemental Retirement Agreements.   The Company has entered into supplemental retirement agreements with Ms. Scott and Messrs. Vitrano, Joyce, Kramer, Whitney and Gutman (the “SRAs”), which provide that said executive officers will be paid upon termination of employment after attainment of age 60 a supplemental pension benefit in such an amount as to assure him or her an annual amount of pension benefits payable under the SRA, the Pension Plans and certain other plans of the Company, including Savings Plan balances as of March 31, 1983 (A) with respect to Ms. Scott and Messrs. Vitrano, Joyce, Kramer, Whitney and Gutman, equal to (i) 30% of his or her final average “Compensation” based on ten years of service with the Company and increasing 1% per year for each year of service thereafter, to a maximum of 40%, of his or her final average Compensation (as defined in the SRA) based on 20 years of service, or (ii) $250,000 with respect to Messrs. Joyce, Whitney, Kramer and Vitrano and Ms. Scott (increasing to $480,000 with respect to Ms. Scott and $440,000 with respect to Mr. Vitrano on the earliest to occur of (i) January 1, 2007, (ii) death, (iii) disability, or (iv) a change in control (as defined in the EEP), in each case so long as the executive is employed by the Company); and $150,000 with respect to Mr. Gutman, in each case whichever is less. “Compensation” includes base salary and bonus payments, but excludes Company matching contributions under the Savings Plan. If the executive leaves the Company prior to completing 20 years of service (other than for disability), the supplemental benefit would be reduced proportionately. Should the executive die, the surviving spouse would be entitled to a benefit equal to two-thirds of the benefit to which the executive would have been entitled, provided the executive has attained at least ten years of service with the Company. For purposes of these Supplemental Retirement Agreements, the acquisition by the Investors of in excess of 35% of the Common Stock constituted a change in control.

Early Retirement Program.   During a 45 day window period in 2005, the Company offered a voluntary retirement incentive program (the “Program”) to all active, full time, non-union, non-store associates of the Company (including three named executive officers) who would be at least 52 (age 55, if a Vice President or higher) by December 31, 2005 and had a least ten years of continuous service under the Qualified Plan (the “Eligible Participants”). Under the terms of the Program, the Qualified Plan benefit for those Eligible Participants who accepted the offer and elected to retire pursuant to the Program (the “Participants”) will be enhanced as follows:

1.                The monthly Qualified Plan benefit for Participants (the “Plan Benefit”) will be enhanced by adding either three years to the age of the Participant or three years to Credited Service (as defined in the Pension Plan), whichever is more favorable (the “Enhanced Benefit”; collectively, the Plan Benefit plus the Enhanced Benefit shall hereinafter be referred to as the “Program Benefit”);

2.                Participants may elect to receive the Program Benefit (i) as a monthly annuity; (ii) as a lump sum with respect to the Enhanced Benefit, with the remainder paid as a monthly annuity, or (iii) as a lump sum with respect to 50% of the Program Benefit, with the remainder paid as a monthly annuity;

3.                Participants will receive a retirement bonus payable through the Qualified Plan ranging from 35% to 50% of their annual base rate of pay as of December 1, 2005, depending on the Participant’s length of continuous service, payable either in a lump sum or as a monthly annuity, at the election of the Participant; and

4.                Participants may opt to continue to participate in the Company’s active employee medical and prescription plans through the earlier of age 65 or December 31, 2008, on a contributory basis, with an option to extend the coverage for up to 18 months more by making payments pursuant to the Consolidated Omnibus Budget Reconciliation Act.

Employment Agreements

On August 23, 2005, John T. Standley and Pathmark entered into an employment agreement (the “Standley Employment Agreement”) pursuant to which Mr. Standley will serve as Chief Executive Officer of Pathmark. The term of the Standley Employment Agreement will be for an initial period of three years, beginning on August 29, 2005 (the “Effective Date”), and will renew automatically for successive one-year periods unless either party gives notice of non-renewal at least 180 days before the end of the then term.

As compensation under the Standley Employment Agreement, Mr. Standley will have an annual base salary of $900,000 and a target annual bonus equal to 100% of salary. Mr. Standley also received a signing bonus of $335,000. Mr. Standley will be eligible to participate in the employee benefit plans of Pathmark made available generally to executive officers and, in lieu of participating in Pathmark’s non-qualified retirement plans, will be entitled to an annual employer contribution of $200,000 under a deferred compensation plan to be established by Pathmark.

As required under the Standley Employment Agreement, on August 23, 2005, Pathmark granted Mr. Standley (i) an option to purchase an aggregate of 1,500,000 shares of Common Stock at an exercise price equal to $10.39, the closing price of the shares on the date of grant, and (ii) effective on the Effective Date, an award of restricted stock consisting of 500,000 restricted shares of Common Stock. The option will vest and become exercisable in three annual installments beginning on the first anniversary of the Effective Date and the restricted stock will vest in twelve quarterly installments beginning three months after the Effective Date.

Under the Standley Employment Agreement, in the event that Mr. Standley’s employment is terminated by Pathmark without “cause” or Mr. Standley resigns for “good reason” (as such terms are defined in the Standley Employment Agreement), Pathmark will pay Mr. Standley his salary and target bonus for a period of two years following the date of termination, subject to acceleration in certain circumstances. In the event of such a termination, (i) Mr. Standley’s restricted stock will vest in full, and (ii) his stock option will vest in full if such termination is on or after the first anniversary of the Effective Date and will vest as to two-thirds of the underlying shares if such termination is before that date. Mr. Standley’s stock option and restricted stock will also vest in full immediately prior to the occurrence of a “change in control” (as defined in the Standley Employment Agreement). Pathmark will pay Mr. Standley a “gross up” in the event that he becomes subject to the excise tax on golden parachute payments under the Internal Revenue Code. In addition, he will be entitled to continued coverage under the Company’s health and insurance plans for a period of one year following his date of termination.

As used in the Standley Employment Agreement, termination of his employment for “cause” is defined generally as termination because of a felony conviction, perpetration by him of a material dishonest act or fraud against Pathmark, his material breach of the employment agreement or his willful and repeated failure to perform material duties of employment. Termination by Mr. Standley for “good reason” is defined generally as resignation because of Pathmark’s failure to pay a material amount of his compensation or other material breach of the Standley Employment Agreement, because of a material and adverse change in Mr. Standley’s duties or reporting responsibilities with Pathmark and the failure to re-elect Mr. Standley as the Chief Executive Officer and most senior officer of the Company or any successor thereto.

For a period of up to one year following the termination of his employment during the term of the Standley Employment Agreement, Mr. Standley will be subject to a covenant not to compete with the business of Pathmark and not to solicit Pathmark’s employees or providers of products or services to Pathmark.

In addition to the base salary and bonus provisions of the Standley Employment Agreement, the Company is obligated to establish a defined contribution deferred compensation plan for the benefit of Mr. Standley (the “Deferred Plan”). Under the Deferred Plan, the Company shall credit $200,000 to an individual account established for Mr. Standley on the Effective Date and on each anniversary of the Effective Date during the term of the Standley Employment Agreement. Mr. Standley is able to select among a choice of earnings indexes, and his account is credited with earnings which mirror the investment results of selected indexes. Mr. Standley’s account balance shall vest and shall be non-forfeitable on the day before the first anniversary of the date such amount was first credited, or, if earlier, immediately prior to a change in control (as defined in the Standley Employment Agreement). Mr. Standley will receive his vested account balance upon the date of his termination of employment.

In December 2005, Pathmark and Mr. Vitrano entered into an amendment to Mr. Vitrano’s employment agreement (the “Amended Agreement”). The Amended Agreement has a two-year term, which renews automatically each year for an additional one-year term unless proper notice of termination is provided by either party to the other of such party’s desire to terminate the Amended Agreement. The Amended Agreement provides for an annual base salary that will be reviewed at the discretion of the Compensation Committee, but limits any reduction in base salary. The Amended Agreement also provides that the executive shall be entitled to participate in the Bonus Plan with an annual target bonus of 100% of salary and shall be provided the opportunity to participate in pension and welfare plans, programs and arrangements that are generally made available to executives of Pathmark, or as may be deemed appropriate by the Compensation Committee.

As required under the Amended Agreement, on December 22, 2005 (the “Vitrano Effective Date”), the Compensation Committee, pursuant to the EEP, granted Mr. Vitrano (i) an option to purchase an aggregate of 600,000 shares of Common Stock at an exercise price equal to $10.13, the fair market value of the shares on the date of grant, and (ii) an award of restricted stock consisting of 100,000 restricted shares of Common Stock. The option will vest and become exercisable in three annual installments beginning on the first anniversary of the Vitrano Effective Date and the restricted stock will vest in twelve quarterly installments beginning three months after the Vitrano Effective Date.

Under the Amended Agreement, in the event that Mr. Vitrano’s employment is terminated by Pathmark without “cause” or Mr. Vitrano resigns for “good reason” (as such terms are defined in the Amended Agreement), Pathmark will pay Mr. Vitrano his salary and target bonus for a period of two years following the date of termination, subject to acceleration in certain circumstances. In the event of such a termination, (i) Mr. Vitrano’s restricted stock and stock option will vest in full. Mr. Vitrano’s stock option and restricted stock will also vest in full immediately prior to the occurrence of a “change in control” (as defined in the Amended Agreement). In addition, he will be entitled to continued coverage under the Company’s health and insurance plans during said two-year period.

The Amended Agreement contains an agreement by Mr. Vitrano not to compete with Pathmark as long as he is receiving payments under the Amended Agreement.

Termination of Mr. Vitrano’s employment for “cause” is defined generally as termination because of a felony conviction, perpetration by Mr. Vitrano of a material dishonest act or fraud against Pathmark, Mr. Vitrano’s material breach of the employment agreement or willful and repeated failure to perform material duties of employment. Termination by Mr. Vitrano for “good reason” is defined generally as resignation because of Pathmark’s failure to pay a material amount of the executive’s compensation or other material breach of the Employment Agreement, Pathmark’s failure to extend the term of the Amended Agreement, and as resignation because of a material, adverse reduction or diminution in his title, duties, positions or responsibilities with Pathmark.

Pathmark has employment agreements with each of Messrs. Joyce, Kramer and Gutman. Each of the employment agreements (the “Employment Agreements”) has a two-year term, which renews automatically each year for an additional one-year term unless proper notice of termination is provided by either party.

Each Employment Agreement provides for an annual base salary that will be reviewed at the discretion of the Compensation Committee, but limits any reduction in base salary. Each of the Employment Agreements also provides that the executive shall be entitled to participate in the Bonus Plan and shall be provided the opportunity to participate in pension and welfare plans, programs and arrangements that are generally made available to executives of Pathmark, or as may be deemed appropriate by the Compensation Committee.

The Employment Agreements contain agreements by the executives not to compete with Pathmark as long as they are receiving payments under their respective Employment Agreements.

Under the Employment Agreements, in the event of the executive’s “involuntary termination”, the executive is entitled to receive his base salary and continued coverage under health and insurance plans for a period of two years from the date of such “involuntary termination”. As used in the Employment Agreements, “involuntary termination” means termination of the executive’s employment by Pathmark other than for “cause” or termination by the executive for “good reason”. Termination of the executive’s employment for “cause” is defined generally as termination because of a felony conviction, perpetration by the executive of a material dishonest act or fraud against Pathmark, the executive’s material breach of the employment agreement or willful and repeated failure to perform material duties of employment. Termination by the executive for “good reason” is defined generally as resignation because of Pathmark’s failure to pay a material amount of the executive’s compensation or other material breach of the Employment Agreement and Pathmark’s failure to extend the term of the employment agreement and as resignation because of a material, adverse reduction or diminution in the executive’s title, duties, positions or responsibilities with Pathmark.

Separation Agreements

The Company had employment agreements with Ms. Scott and Mr. Whitney in substantially the same form as the agreements described above for the named executive officers other than Messrs. Standley and Vitrano. Ms. Scott’s and Mr. Whitney’s service as Chief Executive Officer and Executive Vice President, respectively, ended on August 23, 2005 and December 17, 2005, respectively.

On November 1, 2005, Pathmark entered into a separation agreement with Ms. Scott, terminating her employment agreement and setting forth the rights and obligations of the parties in connection with her termination. Under the separation agreement, in exchange for her general release of claims against the Company, Ms. Scott is entitled to receive aggregate severance payments of $1,267,000, title to the company car provided to her during her employment (estimated to worth approximately $21,000), payment of certain legal expenses up to $10,000, and, subject to her payment of the share of premiums paid by active employees, continuation of health and welfare benefits for a period of up to two years. Additionally, her unvested stock options, (40,000 at an exercise price of $8.60 per share), and restricted stock units, (8,000), which were all scheduled to vest in 25% increments beginning in June 2006, vested as of the last day of her employment.

On December 17, 2005, Pathmark entered into a separation agreement with Mr. Whitney terminating his employment agreement and setting forth the rights and obligations of the parties in connection with his termination. Under the separation agreement, in exchange for his general release of claim against the Company, Mr. Whitney is entitled to receive aggregate severance payments of $676,000, title to the Company car provided to him during his employment (estimated to be worth approximately $17,500), payment of $2,250 in legal expenses and, subject to his payment of the share of premiums paid by active employees, continuation of health and welfare benefits for a period of up to two years. Additionally, his unvested stock options, (12,500 at an exercise price of $8.60 per share), and restricted stock units (2,500), which were all scheduled to vest in 25% increments beginning in June 2006, vested as of the last day of his employment.

Transition and Consulting Agreements

On March 27, 2006, Pathmark and Harvey Gutman, Senior Vice President—Retail Development, entered into a Transition Agreement. Under the terms of the Transition Agreement, Mr. Gutman, who had elected to retire as of the end of the fiscal year pursuant to the Program, agreed to remain employed in his then current position until April 8, 2006. In consideration thereof, the Company agreed to accelerate the vesting of stock options covering a total of 3,000 shares, at an exercise price of $8.60, which were scheduled to vest in June 2006 and June 2007, and a restricted stock unit representing 600 shares, which were scheduled to vest in June 2006 and June 2007.

Pursuant to the Transition Agreement, on April 10, 2006, Pathmark and Mr. Gutman entered into a Consulting Agreement pursuant to which Mr. Gutman will consult with the Company on investor relations and certain real estate matters for a period of one year from his retirement for an annual consulting fee of $50,000.

Under the terms of the Program, Mr. Gutman is entitled to the continuation of health and welfare benefits until December 31, 2008, a retirement bonus of $110,000 , a lump sum with respect to 50% of the Program Benefit of $449,964 , and an annual pension of $118,042.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION(1)

Overview and Philosophy

The Compensation Committee is composed entirely of non-employee directors and is responsible for developing and making recommendations to the Board with respect to the Company’s executive compensation policies. The Compensation Committee determines on an annual basis the compensation to be paid to the executive officers of the Company, recommends to the Board of Directors the compensation to be paid to the Chief Executive Officer, and administers the EIP and the EEP. The Compensation Committee is comprised solely of members who are “outside directors” under Section 162(m) of the Internal Revenue Code.

The objectives of the Company’s executive compensation program are to:

•       Provide compensation that will attract and retain superior talent and reward individual performance.

•       Support the achievement of the Company’s strategic business plan and short and long-term financial and operating goals, which, in turn, will maximize stockholder value.

•       Align the executive officers’ interest with the interests of the Company by placing a portion of pay at risk, with payout dependent upon corporate performance.

The executive compensation program is designed to provide an overall level of compensation opportunity that is above the median level of the market contingent on achieving superior levels of performance. Competitive pay levels are determined by reviewing compensation levels of food retail and supermarket industries, as well as with a broader group of retail companies of comparable size and complexity. The Compensation Committee uses survey data from several compensation consulting firms to determine these pay levels.

Executive Officer Compensation For Fiscal 2005

The Company’s executive officer compensation program for Fiscal 2005 was comprised of base salary, annual cash incentive compensation, long-term incentive compensation in the form of stock options, restricted stock units and restricted stock, and various benefits, including medical and pension plans generally available to non-union full-time associates of the Company.

Base Salary

Salary levels for executive officers are determined by:

•       evaluating each position’s responsibilities and accountabilities, as compared to other positions within the Company, and

•       comparing to salaries at companies in the food retail and supermarket industries and at other comparable retail companies as previously described.

Each year, a formal performance review is conducted and salary increases are granted to reward performance under the Company’s “Pay for Performance” program. Increases to salary are influenced by (1) individual performance against goals, (2) an executive’s position within his/her established salary range, and (3) budgetary guidelines.

These salary increase guidelines are set each year, taking into account published salary planning information from compensation consultants, economic data available from the Bureau of Labor Statistics, surveys of selected food retail and supermarket chains with whom we routinely share compensation data, competitive position against the market, and expected Company financial performance.

Annual Incentive Compensation

The Bonus Plan is the Company’s annual incentive program for executive officers. The purpose of the plan is to provide a direct financial incentive in the form of an annual cash award to executives who achieve

(1)          This Report is not deemed filed with the SEC and shall not be determined to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, by any general incorporation language in any such filing, except to the extent that the Company specifically incorporates the Report by reference in any such filing.

pre-established individual performance goals and/or the Company’s financial goals. Goals for Company and business unit performance are set near the beginning of each fiscal year and, with respect to Fiscal 2005, were measured based on Earnings Before Interest, Taxes, Depreciation, Amortization and LIFO charges, same-store sales targets, and personal and team goals.

Target incentive awards for executives in Fiscal 2005 ranged from 35% (for vice presidents) to 120% (for Ms. Scott) of base salary and were set at a competitive level as previously discussed and depend on the level of each position based on an evaluation of its responsibilities and accountabilities and its contribution to Company results. For Fiscal 2005, 85% of an eligible executive’s maximum bonus opportunity was allocated to the Company’s performance against predetermined financial goals, and 15% was allocated to the executive’s personal and team goals, subject to reaching a predetermined minimum financial goal. Performance against the predetermined goals was measured after the end of the year and based on performance for Fiscal 2005. No bonuses were paid with respect to Fiscal 2005 to either of the Chief Executive Officers and the other executive officers, including the named executive officers.

Stock Option Program

Long-term incentives are intended to closely align the interests of stockholders and executives through the achievement of the Company’s strategic business plan. In 2005, long-term incentives were granted to executive officers in the form of stock options, restricted stock and restricted stock units. Under the EEP, the Committee may award stock options, stock appreciation rights, stock awards, restricted stock units, and performance units. All stock appreciation rights must have terms not to exceed ten years and are granted at no less than the fair market value of Common Stock on the date of the award grant.

Chief Executive Officer Compensation

As previously discussed, the Company did not pay an annual bonus to Mr. Standley or to Ms. Scott with respect to Fiscal 2005. The other compensation for Mr. Standley and Ms. Scott for Fiscal 2005 is governed by Mr. Standley’s employment agreement and Ms. Scott’s employment and separation agreements. For a further description of Mr. Standley’s employment agreement and Ms. Scott’s employment and separation agreements, see “Employment Agreements” and “Separation Agreements” above.

The Company negotiated Mr. Standley’s employment agreement in connection with his appointment as Chief Executive Officer of the Company in 2005. The compensation under the agreement is heavily weighted in favor of equity-based awards (stock options and restricted stock) and intended to align Mr. Standley’s interests with those of stockholders. The Company received the advice of an independent compensation consultant in establishing Mr. Standley’s compensation under his employment agreement, and considered comparative data on the compensation of Chief Executive Officers of retail and supermarket chains and the value of the compensation that Mr. Standley would forfeit by leaving his previous employer.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code disallows a deduction for federal income tax purposes by public corporations for compensation paid in excess of $1,000,000 in any year to a “covered employee” except under certain circumstances, including the attainment of objective “performance-based” goals. “covered employees” are defined as the CEO and the other four most highly compensated executive officers of a company. It is the Company’s policy to qualify the compensation paid to its top executives, to the extent consistent with the Company’s compensation policies, for deductibility under Section 162(m). Compensation may be approved that may not qualify for the compensation deduction, if in light of all applicable circumstances it would be in the best interests of the Company for such compensation to be paid.

THE COMPENSATION COMMITTEE
Bruce L. Hartman
Gregory Mays (Chairman)
John J. Zillmer

PERFORMANCE GRAPH(2)

COMPARE CUMULATIVE TOTAL RETURN
AMONG PATHMARK STORES, INC.,
S&P INDEX AND S&P GROUP INDEX

ASSUMES $100 INVESTED ON
FEB. 02, 2001
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING JANUARY 27, 2006

	2/02/2001	2/01/2002	2/01/2003	1/31/2004	1/28/2005	1/27/06
Pathmark Stores, Inc.	100.00	139.79	29.71	47.70	27.55	66.41
S&P Group Index	100.00	85.33	59.12	64.27	59.88	66.94
S&P 500 Index.	100.00	83.85	64.55	86.87	92.28	101.86

(2)          This performance graph is not deemed filed with the SEC and shall not be deemed to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, by any general incorporation language in any such filing, except to the extent that the Company specifically incorporates the performance graph by reference in any such filing.

The above graph compares the cumulative total stockholder return on Common Stock (based on its market price) since the end of fiscal 2000 through January 27, 2006, with the Standard & Poor’s 500 Stock Index (“S&P 500”) and the Standard & Poor’s Retail (Food Chains) Index for the same period. The graph assumes: 1) $100 invested on February 2, 2001, and 2) that all dividends have been reinvested. Stock price performance shown on the graph is not necessarily indicative of future price performance and in no way reflects the Company’s forecast of future financial performance.

PROPOSAL 2: APPROVAL OF THE 2006 EXECUTIVE INCENTIVE PLAN
FOR EXECUTIVE OFFICERS OF PATHMARK STORES, INC.

DESCRIPTION OF THE EIP

The following information includes summaries of certain provisions of the EIP. This information does not purport to be complete and is qualified in its entirety by reference to the provisions of the EIP, a copy of which is attached as Appendix B to the Proxy Statement. Copies of the EIP may be obtained by making written request of the Company’s Secretary, Marc Strassler, 200 Milik Street, Carteret, NJ 07008.

Bonus Awards to Executive Officers

Eligibility.   Each executive officer of the Company (currently eight individuals) is eligible for a bonus award for each fiscal year in an amount equal to a pre-established percentage, determined in the discretion of the Compensation Committee, of the amount determined by multiplying the executive officer’s regular weekly base salary rate (proportionately adjusted for salary changes over the year) by the number of weeks during such year that the executive officer served as an executive officer, up to a maximum bonus equal to the lesser of $1.8 million or 150% of a participant’s annual base salary. An executive officer of the Company is defined as an officer subject to Section 16(a) of the Exchange Act.

Performance Criteria.   Each executive officer’s bonus is based on a performance target established by the Compensation Committee, which shall include one or more of the following components:  (i) growth in the Company’s sales; (ii) earnings before interest, taxes, depreciation and amortization; (iii) working capital; (iv) operating profit; (v) earnings per share on common stock, and (vi) return on equity. The bonus may also be based on individual performance criteria.

The EIP provides that for each fiscal year, the Compensation Committee may provide for objectively determined adjustments to any of the performance components for one or more items of gain, loss, profit or expense (i) determined to be extraordinary or unusual in nature or infrequent in occurrence; (ii) related to the disposal of assets; (iii) related to a change in accounting principles; (iv) related to discontinued operations not qualifying as a business segment, or (v) attributable to the business operations of any entity or assets acquired by the Company during such fiscal year.

Bonus Amount.   The bonus award for any executive officer is based on the achievement of various levels above the performance target specified by the Compensation Committee, subject to the maximum bonus described above. The Compensation Committee, in its discretion, may reduce the amount payable to any executive officer. Under the EIP, bonus awards are paid in cash after the end of the fiscal year following the Compensation Committee’s determination that the performance goals have been attained.

Amendment.   The EIP may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board. However, to the extent required by Section 162(m) with respect to bonus awards which the Compensation Committee determines should qualify as performance-based compensation under Section 162(m), no action of the Board may modify the performance targets, target bonus awards, or the percentages to be used to determine such bonus awards after the commencement of the fiscal year with respect to which such bonus awards relate.

Board Recommendation

The Board unanimously recommends a vote FOR the approval of the EIP. The Board believes it is in the best interest of the Company to qualify performance-based compensation for deductibility under Section 162(m) of the Code in order to maximize the Company’s income tax deductions. The affirmative vote of the holders of a majority of shares in person or by proxy and entitled to vote at the meeting is necessary to approve the EIP. Unless otherwise instructed, proxies will be voted FOR approval of the EIP.

PROPOSAL 3: RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has selected Deloitte as the Company’s independent registered public accountants for fiscal year 2006. This selection is being submitted to the stockholders for ratification at the Annual Meeting. If the stockholders do not ratify this appointment, such appointment will be reconsidered by the Audit Committee.

A representative of Deloitte will be present at the Annual Meeting and will be afforded an opportunity to make a statement and to respond to questions.

Board Recommendation

The Board of Directors unanimously recommends a vote FOR the approval of Deloitte as our independent registered public accountants for fiscal year 2006.

Audit Firm Fee Summary

During 2005, the Company retained its independent registered public accountants, Deloitte, to provide services in the following categories and amounts.

	2005	2004
Audit	$1,978,600	$2,470,550
Audit Related	148,600	87,000
Tax Fees	73,000	138,950
All Other Fees	12,300	12,300
	$2,212,500	$2,708,800

Audit Fees.   This category includes the aggregate fees billed for professional services rendered for the audits of the Company’s consolidated financial statements for 2005 and 2004, for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q during 2005 and 2004, and for services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for the relevant fiscal years.

Audit-Related Fees.   This category includes the aggregate fees billed in each of the last two fiscal years for assurance and related services by the independent registered public accountants that are reasonably related to the performance of the audits or reviews of the financial statements, and are not reported above under “Audit Fees”, and generally consist of fees for accounting consultation and audits of employee benefit plans.

Tax Fees.   This category includes the aggregate fees billed in each of the last two fiscal years for professional services rendered by the independent registered public accountants for tax compliance, tax planning, tax advice and preparation of tax forms.

All Other Fees.   This category includes the aggregate fees billed in each of the last two fiscal years for products and services provided by the independent registered public accountants that are not reported above under “Audit Fees”, “Audit-Related Fees”, or “Tax Fees”.

The Audit Committee has considered the compatibility of the non-audit services performed by and fees paid to Deloitte in 2005 and determined that such services and fees were compatible with the independence of registered public accountants.

Policy for Approval of Audit and Non-Audit Services

The services performed by the independent registered public accountants in Fiscal 2005 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. This policy describes the permitted audit, audit-related, tax and other services that the independent registered public accountants may perform. The policy also requires that each year a description of the services expected to be performed by the independent registered public accountants during the following fiscal year in each of the specified categories be presented to the Audit Committee for pre-approval. Any pre-approval is detailed as to the particular service or category of services and generally is subject to a budget.

Any requests for audit, audit-related, tax and other services not contemplated by those pre-approved services must be submitted to the Audit Committee for specific pre-approval. Normally, pre-approval is considered at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval. Any proposed services exceeding the pre-approval fee levels will require separate pre-approval by the Audit Committee.

Audit Committee Report(3)

The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s financial and operational matters involving accounting, internal and independent auditing, internal controls and financial reporting. The Audit Committee is composed of three directors, each of whom is independent as defined by the Nasdaq listing standards. The Audit Committee operates under a written charter approved by the Board of Directors.

Management is responsible for the Company’s internal controls and financial reporting process. The independent registered public accountants are accountable to the Audit Committee and the Board of Directors and are responsible for performing an independent audit of the Company’s consolidated financial statements, in accordance with standards of the Public Company Accounting Oversight Board (United States), and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee, in Fiscal 2005, reviewed the overall audit scope, plans and results of the audit engagement, and met with management and the independent accountants to review and discuss the audited consolidated financial statements for the year ended January 28, 2006. Prior to the filing of each requisite quarterly report with the SEC, the Audit Committee reviewed any significant issues arising out of the independent registered public accountants unaudited quarterly review. The Audit Committee also discussed with the Company’s senior management and independent registered public accountants the process used for certification by the Company’s Chief Executive Officer and Chief Financial Officer, which is required by the SEC and the Sarbanes-Oxley Act of 2002 for certain of the Company’s filings. The Audit Committee also discussed and reviewed with the independent registered public accountants all communications required by generally accepted auditing standards, including the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees) and SEC Rule 2-07 of Regulation S-X. The Audit Committee also received written disclosures from the independent registered public accountants required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee discussed with the independent registered public accountants any relationships that may impact their objectivity and independence, and satisfied itself as to the independent registered public accountants’ independence. On the basis of its review, the Audit Committee determined that the independent registered public accountants have the requisite independence. The Audit Committee also discussed with management, as well as the independent registered public accountant and internal auditors, the quality and adequacy of the Company’s internal controls and elicited recommendations for increases in controls.

Based upon the Audit Committee’s discussions with management and the independent registered public accountants and the Audit Committee’s review of the representations of management and the independent registered public accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended January 28, 2006 for filing with the SEC.

THE AUDIT COMMITTEE
Bruce Hartman (Chairman)
David Jessick
Larry Katzen

(3)          This Report is not deemed filed with the SEC and shall not be deemed to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, by any general incorporation language in any such filing, except to the extent that the Company specifically incorporates the Report by reference in any such filing.

ANNUAL REPORT

A copy of the 2005 Annual Report to Stockholders on Form 10-K, which includes the financial statements (but excludes Form 10-K exhibits), is being mailed to each stockholder of record as of the Record Date, together with the proxy materials.

DEADLINE FOR STOCKHOLDER PROPOSALS

To be considered for inclusion in next year’s Proxy Statement, any proposal of an eligible stockholder must be in writing and received by the Secretary of the Company at its principal executive offices located at 200 Milik Street, Carteret, New Jersey 07008 no later than January 8, 2007 in order to be considered for inclusion in the 2007 Proxy Statement.

For any proposal that is not submitted for inclusion in next year’s Proxy Statement but is instead sought to be presented directly at the 2007 annual meeting, under our by-laws and as permitted by the rules of the SEC, certain procedures are provided which a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. These procedures provide that nominations for director nominees, and/or an item of business to be introduced at an annual meeting of stockholders, must be submitted in writing to the Secretary of the Company at 200 Milik Street, Carteret, New Jersey 07008. A notice of intention to propose an item of business must set forth as to each proposal (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the proposing stockholder’s name and address, (iii) the class and number of shares of Common Stock which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business. A notice of intention to nominate a director must include certain information regarding the nominee and contain the nominee’s consent to serve, if elected. A notice of intention to introduce a nomination or proposed item of business at the Company’s 2007 Annual Meeting must be received by the Company:

•       no earlier than 90 but no later than 60 days in advance of the one year anniversary of this year’s Annual Meeting, if the 2007 annual meeting is to be held within 30 days before or after the one year anniversary of this year’s Annual Meeting; or

•       by the tenth day following the date of public disclosure of the date of the meeting in all other cases.

OTHER BUSINESS

The Company knows of no other matters to be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy intend to vote or act with respect to such matters in accordance with their best judgment. The affirmative vote of the holders of the majority of shares of Common Stock represented in person or by proxy at the Annual Meeting and entitled to vote on the subject matter is required for approval of any such other matters that are properly brought before the Annual Meeting.

By Order of the Board of Directors,
May 8, 2006

Marc A. Strassler
Senior Vice President
Secretary and General Counsel

APPENDIX A

PATHMARK STORES, INC.

AUDIT COMMITTEE CHARTER

I. POLICY

a.      This Audit Committee Charter (the “Charter”) has been adopted by the Board of Directors (the “Board”) of Pathmark Stores, Inc. (the “Company”). The Audit Committee (the “Committee”) shall review and reassess this Charter annually and recommend any proposed changes to the Board for approval.

II. PURPOSE

a.      The Committee assists the Board in fulfilling its responsibility for oversight of (1) the quality and integrity of the accounting, auditing, internal control and financial reporting practices of the Company, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditors’ qualifications and independence, (4) the performance of the Company’s internal audit function and independent auditors and (5) related-party transactions.

III. ORGANIZATION AND INDEPENDENCE

a.      The membership of the Committee shall consist of as many members as the Board shall determine, but in no event fewer than three members. The members of the Committee shall be appointed annually by the Board, upon the recommendation of the Governance Committee. The members of the Committee may be removed or replaced, and any vacancies on the Committee shall be filled, by the Board upon the recommendation of the Governance Committee.

b.     Each member of the Committee shall meet all applicable independence, financial literacy and other requirements of law and the Nasdaq Marketplace Rules. At least one member of the Committee must meet both the applicable Securities and Exchange Commission (“SEC”) and Nasdaq definition of financial expert. The members should not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years.

c.      The Company is responsible for providing the Committee with educational resources relating to accounting principles and procedures, current accounting topics pertinent to the Company and other materials as requested by the Committee. The Company shall assist the Committee in maintaining appropriate financial literacy.

IV. OPERATIONS

a.      One member of the Committee shall be appointed as chairman. The chairman shall be appointed by the Board, upon the recommendation of the Governance Committee. The chairman shall be responsible for leadership of the Committee, presiding over meetings and making regular reports to the Board, and shall submit to the Board the minutes of the Committee’s meetings. The chairman will also maintain regular contact with the Company’s Chief Executive Officer, Chief Financial Officer and Controller and the independent and internal auditors. The chairman shall also have the authority to act on behalf of the Committee between meetings.

b.     The Committee shall maintain free and open communication with the independent auditors, the internal auditors and Company management. In discharging its oversight role, the Committee is empowered to investigate any matter relating to the Company’s accounting, auditing, internal control or financial reporting practices brought to its attention, with full access to all Company books, records, facilities and personnel. The Committee may retain outside counsel, auditors or other advisors.

c.      The chairman of the Committee, in consultation with the Committee members, shall determine the schedule and frequency of the Committee meetings; provided that the Committee shall meet at least four times per year. The Committee shall meet separately, periodically, with management, the general counsel, the internal auditors and the independent auditors. The Committee shall also meet separately with the independent auditors at every meeting of the Committee at which the independent auditors are present.

d.     The chairman shall develop and set the Committee’s agenda, in consultation with other members of the Committee, the Board and management. The agenda and information concerning the business to be conducted at each Committee meeting shall, to the extent practical, be communicated to the members of the Committee sufficiently in advance of each meeting to permit meaningful review.

V. RESPONSIBILITIES AND DUTIES

a.    The Committee’s responsibility is one of oversight. It is the responsibility of the Company’s management to prepare consolidated financial statements in accordance with applicable law and regulations and of the Company’s independent auditor to audit those financial statements. Therefore, each member of the Committee shall be entitled to rely, to the fullest extent permitted by law, on the integrity of those persons and organizations within and outside the Company from whom he or she receives information, and the accuracy of the financial and other information provided to the Committee by such persons or organizations.

b.    The following list of duties is not exhaustive, and the Committee may, in addition, perform such other functions as may be necessary or appropriate for the performance of its oversight function. The Committee shall have the power to delegate its authority and duties to subcommittees or individual members of the Committee, as it deems appropriate. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditors and any other advisors employed by the Committee and for payment of ordinary administrative expenses incurred by the Committee that are necessary or appropriate in carrying out its duties.

            1.  The Committee shall be directly responsible for the appointment, retention, compensation and oversight of the work of the independent auditors engaged (including resolution of disagreements between management and the auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. The independent auditors must report directly to the Committee.

            2.  The Committee shall have sole authority to pre-approve any audit and non-audit services to be provided by the independent auditors. The Committee shall review with the lead audit partner whether any of the audit team members receive any discretionary compensation from the audit firm with respect to non-audit services performed by the independent auditors.

            3.  The Committee shall obtain and review with the lead audit partner and a more senior representative of the independent auditors, annually or more frequently as the Committee considers appropriate, a report by the independent auditors describing: the independent auditors’ internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors, or by any inquiry, review or investigation by governmental, professional or other regulatory authorities, within the preceding five years, respecting independent audits carried out by the independent auditors, and any steps taken to deal with these issues. The Committee shall assure the regular rotation of the lead audit partner.

            4.  The Committee shall obtain annually from the independent auditors a formal written statement describing all relationships between the auditors and the Company, consistent with Independence Standards Board Standard No.1. The Committee shall actively engage in a dialogue with the independent auditors with respect to any relationships that may impact the objectivity and independence of the auditors and shall take, or recommend that the Board take appropriate actions to oversee and satisfy itself as to the auditors’ independence.

            5.  The Committee shall review the experience, qualifications and performance of the senior members of the independent auditors’ team.

            6.  The Committee shall review management’s assessment of the Company’s internal controls over financial reporting on a quarterly and annual basis.

            7.  The Committee shall review the annual audited financial statements and quarterly financial statements with management and the independent auditors, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before the filing of the Company’s Form 10-K and Form 10-Q.

            8.  The Committee shall review with management and the independent auditors: (a) all critical accounting policies and practices to be used by the Company in preparing its financial statements, (b) all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of use of these alternative disclosures and treatments, and the treatment preferred by the independent auditors, and (c) other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences. In addition, the Committee shall review with the independent auditors any audit problems or difficulties, management’s response and the resolution thereof.

            9.  The Committee shall review with management earnings press releases before they are issued. The Committee shall review generally with management the nature of the financial information and any earnings guidance provided to analysts and rating agencies

          10.  The Committee shall issue annually a report to be included in the Company’s proxy statement as required by the rules of the SEC, if applicable.

          11.  The Committee shall have sole authority to preapprove the hiring of any employee or former employee of the independent auditors who was a member of the Company’s audit team during the preceding three fiscal years. In addition, the Committee shall have sole authority to preapprove the hiring of any employee or former employee of the independent auditor (within the preceding three fiscal years) for senior positions within the Company, regardless of whether that person was a member of the Company’s audit team.

          12.  The Committee shall review and approve policies and procedures with respect to related-party transactions for potential conflict of interest situations on an ongoing basis. The Committee shall review and approve in advance all such related-party transactions.

          13.  The Committee shall oversee internal audit and store audit activities, including discussing with management and the internal auditors the organization, objectivity, responsibilities, plans, results, budget and staffing of the internal audit and store audit functions. In addition, management shall consult with the Committee on the appointment, replacement, reassignment or dismissal of the principal internal auditor or outsourced internal audit firm.

          14.  The Committee shall review disclosures made by the Company’s CEO and CFO during their certification process for Form 10-K and Form 10-Q, including whether any significant deficiencies exist in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data, any material weaknesses exist in internal controls, or any fraud has occurred, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

          15.  The Committee shall discuss with management, the internal auditors and the independent auditors the quality and adequacy of and compliance with the Company’s internal controls and any significant deficiencies or material weaknesses in internal controls.

          16.  The Committee shall review the Company’s policies with respect to risk assessment and risk management.

          17.  The Committee shall discuss with management and any internal or external counsel as the Committee considers appropriate any legal matters, including the status of pending litigation, that may have a material impact on the Company’s financial statements, and any material reports or inquiries from regulatory or governmental agencies.

          18.  The Committee shall review with the general counsel the adequacy and effectiveness of the Company’s procedures to ensure compliance with its legal and regulatory responsibilities.

          19.  The Committee shall establish procedures for (a) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, auditing matters, and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

          20.  The Committee shall review significant cases of employee conflict of interest, misconduct or fraud, if applicable.

Appendix B

THE 2006 EXECUTIVE INCENTIVE PLAN
FOR EXECUTIVE OFFICERS OF PATHMARK STORES, INC.

Pathmark Stores, Inc., a Delaware corporation (the “Company”), hereby adopts The 2006 Executive Incentive Plan for Executive Officers of Pathmark Stores, Inc. (the “Plan”), effective with respect to bonuses for fiscal years beginning on or after January 29, 2006, subject to approval of the Plan by the stockholders of the Company. The objectives of the Plan are to motivate and reward executives to produce results that increase shareholder value and to encourage individual and team behavior that helps the Company achieve both short and long-term corporate objectives. The Plan is designed to assure that amounts paid to certain Executive Officers of the Company will not fail to be deductible by the Company for Federal Income Tax purposes because of the limitations imposed by Section 162(m) of the Internal Revenue Code (“Section 162(m)”).

ARTICLE I
DEFINITIONS

Section 1.1—Base Compensation.   “Base Compensation” shall mean the Participant’s regular weekly base salary rate, excluding moving expenses, bonus pay and other payments which are not considered part of regular weekly salary rate, multiplied by the number of weeks the Participant is eligible, including up to six weeks of Paid Leave of Absence. Any changes in the Participant’s regular weekly base salary rate effected during the fiscal year shall be taken into account, on a proportionate basis, in computing any bonus award for the fiscal year.

Section 1.2—Covered Employee.   “Covered Employee” shall have the same meaning set forth in Section 162(m).

Section 1.3—Paid Leave of Absence.   “Paid Leave of Absence” shall mean a period of time during which a Participant performs no duties due to an illness, incapacity (including disability), layoff, jury duty, military duty or a leave of absence for which the Participant is so paid or so entitled to payment by the Company, whether direct or indirect, but excluding vacation time.

Section 1.4—Participant.   “Participant” shall mean any of the Chief Executive Officer (“CEO”) and any other Executive Officer. “Executive Officer” shall mean any officer of the Company subject to Section 16(a) of the Securities Exchange Act of 1934, as amended.

ARTICLE II
BONUS AWARDS

Section 2.1—Eligibility.   Each Executive Officer is eligible for a bonus award under this Section. For each fiscal year of the Company, the Compensation Committee of the Board (the “Committee”) shall establish an objectively determinable performance target under this Section 2.1 which shall include one or more of the following components of overall Company performance: (i) growth in the Company’s sales, (ii) earnings before interest, taxes, depreciation and amortization, (iii) working capital, (iv) operating profit, (v) earnings per share on the Company’s Common Stock, (vi) return on equity, and which may also provide for adjustments in accordance with Section 2.2, and one or more components of individual performance or non-financial operating performance measures. Achievement of specified levels above the performance target will result in an award to the Executive Officer not to exceed a percentage of Base Compensation determined by the Committee, up to a maximum bonus award equal to the lesser of (i) 1.8 million or (ii) 150% of the Participant’s annual base salary as in effect at the beginning of such fiscal year, paid in accordance with Article III. The Committee shall establish such specified levels above the performance target and the bonus award to be paid at each such specified level. Prior to the payment of a bonus award, the Committee shall certify in writing the level of performance attained by the Company during the fiscal year to which such bonus award relates. The Compensation Committee, in its discretion, may reduce the amount payable to any Executive Officer.

Section 2.2—Adjustments to Performance Components.   For each fiscal year of the Company, the Committee may provide for objectively determinable adjustments to any of the performance components under Section 2.1 or 5.3 for one or more of the items of gain, loss, profit or expense: (i) determined to be extraordinary or unusual in nature or infrequent in occurrence, (ii) related to the disposal of assets, (iii) related to a change in accounting principle, (iv) related to discontinued operations, and (v) attributable to the business operations of any entity or assets acquired by the Company during the fiscal year.

ARTICLE III
PAYMENT OF BONUS AWARD

Section 3.1—Payment.   Unless otherwise directed by the Committee, each bonus award shall be paid as soon as practicable after the end of the fiscal year to which such bonus award relates but in any event no later than the 15th day of the third month following the end of such fiscal year.

ARTICLE IV
SECTION 162(m)

Section 4.1—Qualified Performance Based Compensation.   The Committee, in its discretion, may determine whether a bonus award should qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the “Code”), and may take such actions which it may deem necessary to ensure that such bonus award will so qualify.

Section 4.2—Performance Goals.   With respect to any bonus award which the Committee determines should qualify as performance-based compensation, any of the performance targets described in Section 2.1, if applicable to such bonus award, shall be established in writing before the first day of the fiscal year to which such bonus award relates; provided, however, that, to the extent permitted under Section 162(m)(4)(C) of the Code and the Treasury Regulations thereunder, such performance targets may be established by the Committee in writing not later than 90 days after the commencement of the period of service to which the performance targets relate, provided that the outcome is substantially uncertain at the time the Committee actually establishes the performance targets; and, provided further, that in no event shall the performance targets be established after 25% of the period of service (as scheduled in good faith at the time the performance targets are established) has elapsed.

ARTICLE V
TRANSFERS AND TERMINATIONS

Section 5.1—Transfers.   For a Participant who moves from one Executive Officer position to another during a fiscal year, the bonus award for the fiscal year will be the sum of the pro-rata bonus awards calculated for each position.

Section 5.2—Terminations.   Except as provided in Section 5.1, or as otherwise provided by the Committee or, if applicable, by the Participant’s employment agreement, a Participant who, whether voluntarily or involuntary, is terminated, demoted, transferred or otherwise ceases to be an Executive Officer at any time during a fiscal year shall not be eligible to receive a partial year bonus award, except when the reason for leaving the position is for reasons of health or retirement; provided, however, that with respect to a Participant who leaves for reasons of health or retirement, the Committee may determine that such Participant shall not receive a partial fiscal year bonus award.

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ARTICLE VI
ADMINISTRATION

Section 6.1—Compensation Committee.

(a)   The Committee shall consist of at least two persons appointed by and holding office at the pleasure of the Board.

(b)   Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee shall be filled by the Board.

Section 6.2—Duties and Powers of Committee.   It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan, and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan, except with respect to matters which under Section 162(m) of the Code are required to be determined in the sole and absolute discretion of the Committee. Notwithstanding any other provision in the Plan to the contrary, (i) the Committee shall have the right, in its discretion, to pay to any Participant who is not a Covered Employee an annual bonus for such year in an amount up to the maximum bonus payable under Section 2.2, based on individual performance or any other criteria that the Company deems appropriate , and (ii) in connection with the hiring of any person who is or becomes a Covered Employee, the Committee may provide for a minimum bonus amount in any fiscal year, regardless of whether performance objectives are attained. In addition, the Committee, in its discretion, may reduce the bonus amount payable to any Executive Officer.

Section 6.3  Majority Rule.   The Committee shall act by a majority of its members in office. The Committee may act either by vote at a meeting or by a memorandum or other written instrument signed by a majority of the Committee.

ARTICLE VII
OTHER PROVISIONS

Section 7.1—Amendment, Suspension or Termination of the Plan.   This Plan does not constitute a promise to pay and may be wholly or partially amended or otherwise modified, suspended or terminated at any time and from time to time by the Board. However, to the extent required by Section 162(m) with respect to bonus awards which the Committee determines should qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code, no action of the Board may modify the performance targets described in Section 2.1, if applicable to such bonus awards, after the commencement of the year with respect to which such bonus awards relate.

Section 7.2—Approval of Plan by Stockholders.   This plan shall be effective beginning with the 2006 fiscal year subject to stockholder approval at the Company’s annual meeting to be held in 2006.

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					Please mark	☒
					your votes as
					indicated in
					this example

	FOR	WITHHELD FOR ALL			FOR	AGAINST	ABSTAIN
1. Election of Directors	☐	☐	2.	Approval of the Pathmark Stores, Inc. Executive Incentive Plan.	☐	☐	☐
					FOR	AGAINST	ABSTAIN
Messrs. 01 Michael R. Duckworth, 02 Daniel H. Fitzgerald, 03 Bruce Hartman, 04 David R. Jessick, 05 Larry R. Katzen, 06 Gregory Mays, 07 Sarah E. Nash, 08 John T. Standley,			3.	Approval of Deloitte & Touche LLP as Independent registered public accountants for 2006.	☐	☐	☐
09 Ira Tochner and 10 John J. Zillmer
WITHHELD FOR: (Write that nominee’s name in the space provided below)			4.	In their discretion, the Proxyholders are authorized to vote upon such other matters that may properly come before the Meeting or any adjournments thereof.

					If you plan to attend the Annual		☐
					Meeting, please mark the box.

Signature			Signature			Date
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

 FOLD AND DETACH HERE

Dear Stockholder:

On behalf of the Board of Directors of Pathmark Stores, Inc., thank you for your continued interest and support.

We realize that many of you may be unable to attend our Annual Meeting of Stockholders in June. Because your vote is important, we encourage you to promptly complete and return your proxy.

Regards,

David R. Jessick, Chairman

PROXY	PATHMARK STORES, INC.
200 Milik Street
Carteret, New Jersey 07008

Proxy for Annual Meeting of  Stockholders, June 8, 2006

(The Solicitation of This Proxy is Made on Behalf of the Board of Directors)

The undersigned hereby appoints John T. Standley, Frank G. Vitrano and Marc A. Strassler, or a majority of them, with full power of substitution and revocation, as proxies to represent the undersigned at the Annual Meeting of Stockholders of Pathmark Stores, Inc. to be held at 200 Milik Street, Carteret, New Jersey, on Thursday, June 8, 2006 at 10:00 A.M. local time, and at any adjournment thereof, and to vote all the shares of stock the undersigned would be entitled to vote if personally present.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE

PLEASE DATE, SIGN AND MAIL THIS PROXY TODAY

 FOLD AND DETACH HERE